Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$850,000,000

0.650% SENIOR NOTES, DUE JULY 29, 2024

FINAL TERM SHEET

DATED JULY 26, 2021

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	0.650% Senior Notes, due July 29, 2024 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA- (Moody’s, Stable / S&P, Stable / Fitch, Stable)

Principal Amount:	$850,000,000

Issue Price:	99.935%

Trade Date:	July 26, 2021

Settlement Date (T+3) [2]:	July 29, 2021

Maturity Date:	July 29, 2024

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	0.650%

Treasury Benchmark:	0.375% UST due July 15, 2024

Treasury Benchmark Price:	100-00 ¼

Treasury Yield:	0.372%

Re-offer Spread to Treasury Benchmark:	T + 30bps

Re-Offer Yield:	0.672%

Fees:	0.150%

_____________________________

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each January 29th and July 29th, beginning January 29, 2022

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78016EZU4 / US78016EZU45

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC BofA Securities, Inc. Wells Fargo Securities, LLC ANZ Securities, Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

Desjardins Securities Inc.

Huntington Securities, Inc.

National Bank of Canada Financial Inc.

Rabo Securities USA, Inc.

Regions Securities LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Great Pacific Securities

Mischler Financial Group, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, BofA Securities, Inc. toll free at 1-800-294-1322, or Wells Fargo Securities, LLC toll free at 1-800-645-3751.